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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Flagstar Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 8, 2005
Dear Stockholder:
We invite you to attend the 2005 Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on May 27, 2005 at 1:00 p.m., local time.
Enclosed are a notice setting forth the business expected to come before the Annual Meeting, the Proxy Statement, the Proxy card, and a copy of our the Annual Report to Stockholders for 2004. Directors and officers of the Company as well as representatives of Grant Thornton LLP, the Company’s independent auditors for 2004, will be present to respond to questions the stockholders may have.
Your vote is very important. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Thank you for your cooperation and continuing support.

Sincerely,

/s/ Thomas J. Hammond

Thomas J. Hammond
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

FLAGSTAR BANCORP, INC.
5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on Tuesday, May 27, 2005 at 1:00 p.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.
A proxy card and a proxy statement for the Annual Meeting are enclosed.
The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	to elect five directors to the Board of Directors to hold office for a term of two years and until their successors shall have been duly elected and qualified;

2.	to amend the Restated Articles of Incorporation to increase the number of authorized shares of common stock;

3.	to amend the Restated Articles of Incorporation to allow an increase in the number of directors from 11 to 15;

4.	to amend the 1997 Employees and Directors Stock Option Plan to allow an increase in the number of allocated shares;

5.	to amend the 1997 Employees and Directors Stock Option Plan to set the maximum number of incentive stock option shares that may be issued beginning in 2005;

6.	to amend the 2000 Stock Incentive Plan to allow an increase in the number of allocated shares;

7.	to ratify the 1997 Incentive Compensation Plan; and

8.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record on March 28, 2005, will be entitled to vote at the Annual Meeting and any adjournments thereof.

You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli

Mary Kay Ruedisueli
Secretary
Troy, Michigan
April 8, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 2005

General

This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors of Flagstar Bancorp, Inc. They will be used at the 2005 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), that will be held on Tuesday, May 27, 2005 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders on or about April 8, 2005.

Outstanding Voting Securities

The securities that may be voted at the Annual Meeting consist of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Each share entitles its owner to one vote on all matters. March 28, 2005 (the “Record Date”) has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding as of the Record Date was                               .

Voting and Revocability of Proxies

Voting by Proxy Holders for Shares Registered Directly in the Name of the Stockholder. Stockholders with shares of Common Stock held in their own name as a holder of record may instruct the proxy holders named in the enclosed proxy card how to vote such shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided with this proxy statement. Such stockholders may attend the annual meeting and deliver the completed proxy card in person.
Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. Stockholders with shares of Common Stock held by a broker, bank or other nominee (i.e., in “street name”) will receive instructions from such nominee that must be followed in order to vote those shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds of record their shares of the Common Stock.

Executed but unmarked proxies will be voted FOR the election of the six nominees as directors of the Company and FOR each of the listed proposals found on the attached Notice of Annual Meeting of Stockholders. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person or a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Company’s Restated Articles of Incorporation. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted (“broker non-votes”) will not be counted as votes cast, but will be counted for purposes of determining a quorum at the Annual Meeting.
Stockholders who execute proxies may revoke them at any time prior to their exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a stockholder at the Annual Meeting will not, by itself, automatically revoke such stockholder’s proxy.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups beneficially owning more than 5% of the Common Stock are generally required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing such ownership. The following table sets forth, as of year-end, certain information as to the Common Stock beneficially owned by any person or group of persons who are known to the Company to be the beneficial owners of more than 5% of the Common Stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of the Common Stock at the Record Date.

Name of	Amount and nature of	Percent of Common
Owner	Ownership(a)	Stock Outstanding

Thomas J. Hammond(b)	11,040,522	18.0%
Janet G. Hammond(c)	4,333,106	7.1
Mark T. Hammond(d)	4,707,955	7.7
Carrie C. Langdon(e)	3,593,630	5.9
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105(f)	3,238,952	5.3
Catherine H. Rondeau(g)	3,040,730	5.0

(a)	Does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan.

(c)	Janet G. Hammond is the wife of Thomas J. Hammond.

(d)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan. Mark T. Hammond is the son of Thomas J. Hammond.

(e)	Carrie C. Langdon is the daughter of Thomas J. Hammond.

(f)	Based on a Schedule 13G filed with the Securities and Exchange Commission for December 31, 2004.

(g)	Catherine H. Rondeau is the daughter of Thomas J. Hammond. Does not include 300,000 shares that Ms. Rondeau donated to a not-for-profit organization of which she is the Executive Director.
The following table sets forth, as of December 31, 2004, certain information known to the Company as to the Common Stock beneficially owned by each director, and executive officer of the Company and the Bank and by all directors and executive officers of the Company and the Bank and affiliates as a group.

	Number of	Percent	Vested Option	Beneficial	Percent
Name and Position	Shares(a)(c)	of Class	Shares (b)	Shares	of Total

Thomas J. Hammond, Chairman of the Board	11,040,552	18.0	1,211,446	12,251,998	19.3%
Mark T. Hammond, Vice Chairman of the Board	4,707,955	7.7	818,794	5,526,749	8.7
Charles Bazzy, Director	56,539	*	—	56,539	*
Michael W. Carrie, Director	148,267	*	36,242	184,509	*
James D. Coleman, Director	14,415	*	20,625	35,040	*
Richard S. Elsea, Director	16,650	*	—	16,650	*
Kirstin A. Hammond, Director	53,855	*	16,386	70,241	*
Michael Lucci, Sr., Director	5,000	*	—	5,000	*
Frank D’Angelo, Director	—	*	—	—	*
Robert Dewitt, Director	—	*	—	—	*
Robert O. Rondeau, Jr., Director	100,532	*	30,329	130,861	*
Mary Kay Ruedisueli, Director of the Bank	69,025	*	16,225	85,250	*
John R. Kersten, Director of the Bank	14,400	*	20,625	35,025	*
Catherine H. Rondeau(e)	3,040,730	5.0	—	3,040,730	4.8
Carrie C. Langdon	3,593,630	5.9	—	3,593,630	5.7
Janet G. Hammond	4,333,106	7.1	—	4,333,106	6.8
All directors and affiliates as a group	27,194,656	44.2%	2,170,672	29,365,328	46.2%
Total shares outstanding	61,379,413			63,550,085

*	Less than 1.0%

(a)	Based on information provided by the respective director, affiliate, or executive officer. The amounts shown include shares owned jointly with family members with whom the person shares voting and dispositive powers, or as custodian or trustee over which shares the person effectively exercises voting and dispositive powers. These amounts also include certain shares held in the person’s Savings and Investment Plan account, as of December 31, 2004, with respect to which the person has sole dispositive power and shared voting rights with the Plan’s trustees.

(b)	These amounts are shares vested or acquirable within 60 days after December 31, 2004 under the Option Plan.

(c)	Does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(d)	Does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(e)	Does not include 150,000 shares that Ms. Rondeau donated to a not-for-profit organization of which she is the Executive Director.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) is currently composed of eleven members. At this Annual Meeting, the terms of five of the current members — Mark T. Hammond, Michael W. Carrie, Robert O. Rondeau, Jr., James D. Coleman, and Richard S. Elsea — will expire. The Board has nominated each of Messrs. Hammond, Carrie, Rondeau, Coleman and Elsea to serve for a new two-year term and until their respective successors are duly elected and qualified.
The Board has determined that directors Charles Bazzy, James D. Coleman, Frank D’Angelo, Robert W. DeWitt, Richard S. Elsea, and Michael Lucci, Sr are independent in accordance with applicable Securities and Exchange Commission and New York Stock Exchange rules. The Board considered all relevant facts and circumstances in concluding that such persons are independent and have no material relationship with the Company. As of and after the Annual Meeting, a majority of the Board will be independent directors.
Under Michigan law, directors are elected by a plurality of the votes cast at an election, whether in person or by proxy.
It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
The Board of Directors recommends a vote “FOR” election as directors of all of the nominees listed below
The following table sets forth, for the nominees and each continuing director, his or her name, age as of the Record Date, the year he or she first became a director of the Company and the expiration of his or her current term. Each of the nominees has consented to serve if elected.

	Age as	Year	Current
	of the	First Elected	Term
	Record	Director of	To
Name	Date	the Company	Expire

Board Nominee for Terms to Expire in 2007
Mark T. Hammond	39	1993	2005
Michael W. Carrie	50	1997	2005
Robert O. Rondeau, Jr.	39	2002	2005
James D. Coleman	58	1993	2005
Richard S. Elsea	75	1997	2005
Directors Continuing in Office
Thomas J. Hammond	61	1993	2006
Kirstin A. Hammond	39	2002	2006
Charles Bazzy	75	2002	2006
Michael Lucci, Sr.	65	2004	2006
Robert W. DeWitt	65	2004	2006
Frank D’Angelo	61	2004	2006

The following sets forth the business experience of each director and nominee of the Company.
Thomas J. Hammond has served as Chairman of the Board of Directors since 1993. Mr. Hammond founded Flagstar Bank, fsb in 1987 and in the past has held the titles of President and Chief Executive Officer. Mr. Hammond is the father of Mark T. Hammond and the father-in-law of Kirstin A. Hammond and Robert O. Rondeau, Jr.
Mark T. Hammond has served as Vice Chairman of the Board of Directors since 1993. Mr. Hammond has also served as President since 1995 and Chief Executive Officer since 2002. Mr. Hammond is the son of Thomas J. Hammond, the Chairman of the Board.
Charles Bazzy has served as a director since 2002. He retired from Ford Motor Company where he served as a product development manager for 33 years.
Michael W. Carrie has served as a director since 1997. Mr. Carrie also serves as the Executive Director, Treasurer and Chief Financial Officer.
Dr. James D. Coleman has served as a director of the Company since 1993. He is a retired physician.
Richard S. Elsea has served as a director since 1997. Mr. Elsea is President and Owner of Real Estate One, Michigan’s largest real estate sales organization.
Kirstin A. Hammond has served as director since 2002. She also serves as an Executive Director of the Company and the Bank. Mrs. Hammond has been employed by the Bank since 1991. Mrs. Hammond is the wife of Mark T. Hammond, the President, Chief Executive Officer, and Vice Chairman of the Board of Directors and the daughter-in-law of Thomas J. Hammond, the Chairman of the Board.
Michael Lucci, Sr. retired from his position as President and Chief Operating Officer of Bally’s Total Fitness Corporation in 1996. He is a commercial real estate investor and operator of multiple franchised restaurants.
Frank D’Angelo is the owner and President of Century 21 Hartford South, Inc., a real estate sales organization.
Robert W. DeWitt serves as the President of DeWitt Building Co. Mr. DeWitt has been in the home building and remodeling business for 42 years.
Robert O. Rondeau, Jr. has served as director since 2002. He also serves as an Executive Director of the Company and the Bank. Mr. Rondeau has been employed by the Bank since 1995. Mr. Rondeau is the son-in-law of Thomas J. Hammond, the Chairman of the Board.

PROPOSAL II — INCREASE IN AUTHORIZED SHARES

We are seeking stockholder approval of an amendment to our Restated Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 80 million shares to 150 million shares and to increase the number of our authorized shares of serial preferred stock from 10 million shares to 25 million shares. The proposed amendment has been approved by the Board of Directors and is subject to stockholder approval.
Background of Proposal
Under Michigan law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our Restated Articles of Incorporation. Currently, the Restated Articles of Incorporation authorize the issuance of up to 80 million shares of common stock, each with a par value of $0.01 per shares. As of March 28, 2005, we had                      shares of common stock issued and outstanding, leaving only                      shares available for general corporate use. To ensure that sufficient shares of common stock will be available for issuance as needed, the Board of Directors determined that it would be prudent to increase the number of shares of common stock authorized for issuance from 80 million shares to 150 million shares.
Our Restated Articles of Incorporation also authorize us to issue up to 10 million shares of serial preferred stock. Currently, none of these shares have been issued. The number of shares of preferred stock was established at 10 million as part of our initial public offering in 1997 and has not been changed since. In contrast, our initial level of common stock has increased from 40 million shares to 80 million shares and, if this proposed amendment is approved, will increase further to 150 million shares. At the same time, our asset size has increased from $1.9 billion at December 31, 1997 to $13.1 billion at December 31, 2004. The Board of Directors believes an increase in the authorized shares of serial preferred stock would allow the Board sufficient flexibility to adjust our capital structure as events warrant, although no such adjustment is contemplated at this time.
Accordingly, the Board of Directors approved adoption of an amendment to the Restated Articles of Incorporation that, subject to stockholder approval, would increase the number of authorized shares of common stock from 80 million shares to 150 million shares and the number of authorized shares of serial preferred stock from 10 million shares to 25 million shares.
Purpose and Effect of Amendment
The principal purpose of the proposed amendment to the Restated Articles of Incorporation is to authorize additional shares of common stock and serial preferred stock that would be available to undertake transactions authorized by the Board of Directors, such as a stock split effected in the form of a stock dividend, capital raising, acquisitions or funding an equity-based employee benefit plan.
If the amendment is approved by stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any shares of common stock or preferred stock, except as may be required by applicable law.
An increase in the number of authorized shares will not have any immediate effect on the rights of our existing stockholders. To the extent we issue additional shares, they could dilute the percentage ownership of existing stockholders that do not purchase those shares. Also, if the price at which the shares are sold are below certain levels, they could dilute book value per share. The holders of common stock do not have any preemptive rights to acquire any newly-issued common stock or serial preferred stock, and the Board of Directors has no plans to grant such rights with respect to any such shares.
If this proposal is approved by the stockholders, the first sentence of Article III of the Restated Articles of Incorporation would be amended to read in its entirety substantially as follows:

“The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 175,000,000, of which 150,000,000 are to be shares of common stock, $.01 par value per share, and of which 25,000,000 are to be shares of serial preferred stock, $.01 par value per share.”
If this proposal is approved at the Annual Meeting, the amendment will become effective once it is filed with the Michigan Department of Labor and Economic Growth as part of a Certificate of Amendment to the Restated Articles of Incorporation. We intend to file such a Certificate of Amendment promptly after the Annual Meeting if stockholders approve this proposal.
Required Vote and Recommendation of the Board of Directors
This proposal to amend the Restated Articles of Incorporation requires the approval of the holders of a majority of the shares of common stock outstanding as of the Record Date. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum.
The Board of Directors unanimously recommends a vote “FOR” approval of the proposed amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 80 million shares to 150 million shares and to increase the number of authorized shares of serial preferred stock from 10 million shares to 25 million shares.

PROPOSAL III — INCREASE IN THE NUMBER OF BOARD SEATS

We are seeking stockholder approval of an amendment to our Restated Articles of Incorporation to increase the maximum number of directors permitted on the Board of Directors from eleven (11) members to fifteen (15) members. The proposed amendment has been approved by the Board and is subject to stockholder approval.
Background of Proposal
Under Michigan law, the number of directors must be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation fix the number. Currently, our Restated Articles of Incorporation provide that the number of directors permitted on our Board is not less than seven (7) nor more than eleven (11). Further, our Bylaws fix the number of directors on our Board of Directors at eleven (11). There are currently eleven (11) directors on our Board of Directors, which is the maximum number permitted by our Restated Articles of Incorporation.

Purpose and Effect of Amendment
Due to the significant growth in the Company’s business and the numerous corporate governance reforms enacted over the past few years, the responsibilities and time commitment of the directors have significantly increased. The principal purpose of the proposed amendment to the Restated Articles of Incorporation is to provide the Board with the flexibility to expand its size as may be required to address the changing business environment and/or satisfy future Board of Directors management or business needs. The Board would have the flexibility to add qualified individuals who could, among other things, provide skills complementary to those of other directors. Further, increasing the size of the Board would also expand the pool of candidates for committee membership and allow for an even distribution of responsibilities among the directors, thereby increasing the effectiveness of the Board’s committees.
If this proposal is approved by the stockholders, the first sentence of Article X(A) of the Restated Articles of Incorporation would be amended to read in its entirety substantially as follows:

“The number of directors of the Corporation shall be such number, not less than seven nor more than fifteen (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws.”
If this proposal is approved at the Annual Meeting, the amendment will become effective once it is filed with the Michigan Department of Labor and Economic Growth as part of a Certificate of Amendment to the Restated Articles of Incorporation. We intend to file such a Certificate of Amendment promptly after the Annual Meeting if stockholders approve this proposal.
Required Vote and Recommendation of the Board of Directors
This proposal to amend the Restated Articles of Incorporation requires the approval of the holders of a majority of the shares of Common Stock outstanding as of the Record Date. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum.
The Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to the Restated Articles of Incorporation to increase the maximum number of directors permitted on the Board of Directors from eleven (11) members to fifteen (15) members.

PROPOSAL IV — INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE OPTION PLAN

We are seeking stockholder approval of an amendment to our 1997 Employees and Directors Stock Option Plan (the “Option Plan”) to increase the number of shares of common stock reserved for issuance under the Option Plan by 1,500,000 shares, from 12,227,250 shares to 13,727,250 shares.
Background
We adopted the Option Plan in 1997 to provide a method for compensating our key employees with equity-based performance incentives. At the time the Option Plan was adopted, we reserved 6,201,000 shares of common stock for issuance. In 1999 and 2002, stockholders approved increases of 3,075,750 shares and

3,000,000 shares of common stock, respectively, that were reserved for issuance under the Option Plan. These amounts have been adjusted to reflect the 3-for-2 stock split on July 13, 2001, the 3-for-2 stock split on May 31, 2002, and the 2-for-1 stock split on May 15, 2003. Currently, we have issued options for all of the shares currently reserved for issuance. In 2005, the Stock Option Committee that administers the Option Plan granted options for 386,323 shares of Common Stock. The grant of these options were conditioned upon stockholder approval of an increase in the number of shares of Common Stock that may be issued under the Option Plan.
Purpose and Effect
The purpose of this amendment is to increase the number of shares of common stock that we may issue under the Option Plan by 1,500,000 shares, from 12,227,250 shares to 13,727,250 shares. Of the increase, 386,323 shares will be used to fund the grant of options in 2005 that were conditioned upon receipt of stockholder approval for an increase in the number of shares authorized to be issued under the Option Plan. The remaining shares will be available to maintain flexibility in providing additional incentive to employees and directors. If this proposal receives stockholder approval, the following sentence would be inserted as the last sentence in Section 4 of the Option Plan:

“Effective on the date of adoption of the 2005 Amendment to the Plan, an additional 1,500,000 shares shall be deliverable pursuant to Options, for a total of 13,727,250 (adjusted to reflect the 3-for-2 stock split on July 13, 2001, the 3-for-2 stock split on May 31, 2002, and the 2-for-1 stock split on May 15, 2003) issued or issuable under the Option Plan.”
The Board of Directors also approved on February 22, 2005, an amendment to the Option Plan to eliminate the automatic, annual grant of an option for 1,000 shares on each May 1 to our non-employee directors. While this amendment does not require stockholder approval, approval of this proposal by stockholders at the Annual Meeting will be considered ratification by our stockholders of this amendment to the Option Plan to eliminate the annual grant to non-employee directors.
Required Vote and Board of Directors Recommendation
The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposal. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. A failure to vote, abstention, or broker non-vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment.
The Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to the Option Plan to increase the number of authorized shares of common stock reserved under the Option Plan by 1,500,000 shares.
Information About the 1997 Employee and Director Option Plan
Shares Reserved for Issuance. In January 1997, the Board of Directors adopted resolutions to implement the Option Plan. Upon completion of our initial public offering, we reserved 6,150,000 shares of Common Stock to the Option Plan. In February 1999 and February 2002, stockholders voted to increase the amount of shares of common stock reserved under the Option Plan by 3,075,750 shares and 3,000,000 shares, respectively (These amounts reflect the stock splits noted above).

Administration. The Option Plan is administered by a committee of at least two non-employee members of the Board of Directors who are designated by the Board of Directors (the “Option Committee”). The Option Committee selects the employees to whom options are to be granted, the number of shares to be subject to such options, and the terms and conditions of such options to the extent permitted by the terms of the Option Plan. The Company’s Compensation Committee serves as the Option Committee under the Option Plan.
Eligibility To Participate. Under the Option Plan, the Option Committee has the discretion to grant options to all employees and directors and those of our affiliates.
Grant of Options. Both incentive stock options (“ISOs”) and non-incentive stock options (“non-ISOs”) have been granted under the Option Plan. ISOs are options that comply with certain restrictions pursuant to Section 422 of the U.S. Internal Revenue Code of 1986 as amended (the “Code”) and thereby provide favorable tax treatment to recipients, although they do not result in corporate tax deductions to us unless participants fail to comply with Section 422 of the Code. Non-ISOs are stock options that do not qualify as ISOs, either at the time of grant or upon exercise.
Exercise Price. The exercise price for ISOs may not be less than 100% of the fair market value of the shares of our common stock on the date that the ISOs are granted. If an employee being granted ISOs already owns more than 10% of the outstanding common stock at the time the exercise price for those ISOs must be at least 110% of the fair market value of the shares on the date of the grant.
Non-ISOs may be granted with any exercise price of 50% or more of the fair market value of the shares on the date of grant, although a recipient will recognize taxable income upon the receipt of a non-ISO with an exercise price that is substantially less than its fair market value. Generally, the Option Committee grants non-ISOs with an exercise price equal to 100% of the fair market value of the underlying shares on the date of grant.
Exercise Period. An option cannot be exercised more than ten years from the date it is granted (five years in the case of non-employee directors), although the Option Committee can set a shorter expiration period. An ISO granted to an employee who owns more than 10% of the outstanding common stock cannot have an exercise period greater than five years from the date it is granted, and the Option Committee can set a shorter exercise period.
Effect of Termination of Service. An otherwise unexpired option shall cease to be exercisable upon (i) an employee’s termination of employment for “just cause” (as defined in the Option Plan), (ii) the date three months after an employee terminates service for a reason other than death or disability, (iii) the date one year after an employee terminates service due to disability, or (iv) the date two years after termination of such service due to the employee’s death. Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death).
Status of Option Not Exercised. If options should expire, become unexercisable or be forfeited for any reason without having been exercised or having become vested in full, the underlying shares of common stock are returned to the general pool of shares reserved for issuance under the Option Plan and then will be available for the grant of additional options.
Non-transferability. The Option Committee may impose restrictions on the transfer of shares of common stock that option holders receive when they exercise their options, such as the right of first refusal. No option is assignable or transferable except by will or the laws of descent and distribution.

Payment for Options. We do not receive any payment when it grants options under the Option Plan. Also, when the options are exercised, we will not receive any consideration other than the exercise price paid for each share issued to the option holder. The option exercise price may be paid in cash or Common Stock.
Option Agreement. The exercise of options will be subject to such terms and conditions established by the Option Committee as are set forth in a written agreement between the Option Committee and the optionee (to be entered into at the time an option is granted).
Benefits to Named Executive Officers and Others
The following table sets forth the number of options that have been granted, pending the approval of this amendment, to the individuals and groups described below as part of their performance bonus for 2004. Although we intend to continue granting options under the Option Plan as part of our compensation programs, as well as for recruiting and retention purposes, we have no plans to grant any options other than as disclosed below. In calculating the amount options to be issued, we utilized the Black-Scholes valuation method based upon the following assumptions: (i) the continuously compounded risk-free rate of return expressed on a weighted average annual basis was 3.16%; (ii) expected volatility of the underlying Common Stock was 28.33%; (iii) expected lives of the options granted were 5 years; and (iv) dividends on the underlying Common Stock increased at an annual rate of 4.89%. These assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

	Flagstar Bancorp, Inc.
	1997 Employees and
	Directors Stock Option Plan

		Total Number
Name and Position	Dollar Value	of Options

Thomas J. Hammond, Chairman	$832,500	125,566
Mark T. Hammond, Vice Chairman, President, and Chief Executive Officer	888,000	133,937
Michael W. Carrie, Executive Director, Chief Financial Officer and Treasurer	124,875	18,835
Kirstin A. Hammond, Executive Director	83,250	12,557
Robert O. Rondeau, Executive Director	83,250	12,557
Total of above Executive Group	2,011,875	303,452
Non-Executive Director Group	42,569	7,000
Non-Executive Officer Employee Group	549,450	82,871

PROPOSAL V — SET THE MAXIMUM NUMBER OF INCENTIVE OPTION SHARES
AVAILABLE FOR ISSUANCE

We are seeking stockholder approval of an amendment to the Option Plan to set the maximum number of ISO’s that may be issued under the Option Plan beginning in 2005.
Background
Under federal tax laws, an option plan may issue non-ISO options but will only be permitted to issue ISOs if the plan contains specific features and also receives stockholder approval. In 2004, the Internal Revenue Service (“IRS”) adopted regulations adding an additional requirement for ISOs by requiring plans which grant ISOs to specify the aggregate number of shares that may be issued pursuant to ISOs. These regulations require stockholder approval of this new provision not later than the first regular stockholders’ meeting held after February 2, 2005.
Currently, the Option Plan does not specifically provide the maximum number of incentive stock options available for issuance. Instead, it provides for a set number of shares that may be issued pursuant to options granted under the Option Plan, and it provides the Option Committee with the discretion to determine whether the options issued will be ISOs or non-ISO options. Further, there are no stock options available for issuance under the Option Plan. If the Option Plan is amended pursuant to Proposal IV to increase the number of shares of Common Stock set for issuance, then the Option Plan must be revised to remain in compliance with the IRS regulations discussed above.
Purpose and Effect
The purpose of this amendment is to comply with the IRS regulations by setting the maximum number of ISOs available for issuance under the Option Plan beginning in 2005 at 1,000,000. The Board of Directors believes that retaining the ability to issue ISOs is important to its flexibility in providing additional incentive to employees and directors. If this proposal receives stockholder approval, the existing paragraph in Section 4 of the Options Plan would be new paragraph “(a)” and the following paragraph would be inserted as new paragraph “(b)” in Section 4 of the Option Plan:

“(b) Maximum Number of ISOs. Of the 1,500,000 Shares authorized under the 2005 Amendment, no more than 1,000,000 may be issued as ISOs.”
Required Vote and Board of Directors Recommendation
The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposed amendment. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. A failure to vote, abstention, or broker non-vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment.
The Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to the Option Plan to set the maximum number of shares that may be issued pursuant to the grant of ISOs at 1,000,000 shares.

PROPOSAL VI — INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2000 STOCK INCENTIVE PLAN

We are seeking stockholder approval of an amendment to our 2000 Stock Incentive Plan (the “Incentive Stock Plan”) to increase the number of shares of common stock reserved for issuance under the Incentive Stock Plan, from 2,250,000 shares to 2,750,000 shares.
Background
We adopted the Incentive Stock Plan in 2001 to provide an additional incentive to directors, officers, and employees by facilitating their acquisition of common stock. The Incentive Stock Plan allows us to grant restricted stock, which is stock that is subject to a vesting schedule, or deferred shares, which is stock that immediately vests but is treated as deferred compensation. At the time the Incentive Stock Plan was adopted, we reserved 2,250,000 shares of common stock for issuance. This is the initial amount reserved of 500,000 shares, as adjusted to reflect the 3-for-2 stock split on July 13, 2001, the 3-for-2 stock split on May 31, 2002, and the 2-for-1 stock split on May 15, 2003. Currently, we have issued 1,658,103 shares and have the remaining 591,897 shares available for issuance.
Purpose and Effect
The purpose of this amendment is to increase the number of shares of common stock that we may issue under the Incentive Stock Plan by 500,000 shares, from 2,250,000 shares to 2,750,000 shares. The Board of Directors believes that the number of shares available for future issuance should be increased to maintain flexibility in providing additional incentives to directors, officers, and employees. If this proposal receives stockholder approval, the following sentence will be inserted after the first sentence of Section 4 of the Incentive Stock Plan:

“Notwithstanding the foregoing, effective on the date of adoption of the 2005 amendment to the Plan, an additional 500,000 Shares shall be deliverable pursuant to the Plan, for a total of 2,750,000 Shares (adjusted to reflect the 3-for-2 stock split on July 13, 2001, the 3-for-2 stock split on May 31, 2002, and the 2-for-1 stock split on May 15, 2003).”
Required Vote and Board of Directors Recommendation
The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposed amendment. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. A failure to vote, abstention, or broker non-vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment.
The Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to the Incentive Stock Plan to increase the number of shares of common stock reserved for issuance under the Incentive Stock Plan to 2,750,000 shares.
Information About the 2000 Stock Incentive Plan
Shares Reserved for Issuance. In June 2000, the Board of Directors adopted resolutions to implement the Incentive Stock Plan. Upon shareholder approval of the Incentive Stock Plan in May 2001, we reserved

2,250,000 shares of common stock for issuance under the Incentive Stock Plan. (This amount reflects the various stock splits noted above.)
The shares being authorized by this Proposal will be authorized but unissued shares. If any awards expire, become unexercisable or be forfeited for any reason without having resulted in the issuance of shares to participants, the shares covered by such terminated awards shall, unless the Incentive Stock Plan shall have been terminated, be available for the grant of additional awards under the Incentive Stock Plan.
The number and kind of shares reserved for issuance under the Incentive Stock Plan, and the number and kind of shares subject to outstanding awards, will be proportionately adjusted for any increase, decrease, change or exchange of shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.
Administration. The Incentive Stock Plan is administered by a committee, appointed by the Board of Directors, consisting of at least two non-employee members of the Board of Directors. The Board of Directors designated the Company’s Option Committee as the administrator of the Incentive Stock Plan. The Company’s Compensation Committee serves as the Option Committee.
Except as limited by the express provisions of the Incentive Stock Plan or by resolutions adopted by the Board of Directors, the Option Committee has sole and complete authority and discretion (i) to select participants and grant awards, (ii) to determine the form and content of awards to be issued in the form of agreements under the Incentive Stock Plan, (iii) to interpret the Incentive Stock Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Incentive Stock Plan, and (v) to make other determinations necessary or advisable for the administration of the Incentive Stock Plan.
All decisions, determinations and interpretations of the Option Committee are final and conclusive on all persons affected thereby, unless otherwise determined by the Board of Directors. No member of the Option Committee or the Board of Directors shall be liable for any action taken, or determination made, in respect of the Incentive Stock Plan, in good faith.
The members of the Option Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Incentive Stock Plan or any award granted hereunder to the full extent provided for under the Company’s governing instruments with respect to the indemnification of directors.
Eligibility To Participate; Type of Awards. Under the Incentive Stock Plan, the Option Committee has discretionary authority to make restricted share awards and deferred share awards to directors, officers, and employees, including members of the Option Committee, as the Option Committee shall designate.
Deferred Compensation; Deferred Shares. The Option Committee also has the discretion to make awards of deferred shares to the accounts of directors, officers, and employees (including members of the Option Committee). The Option Committee may also permit any participant who is a member of a select group of management or highly compensated employees, within the meaning of the Employees’ Retirement Income Security Act of 1973, to elect irrevocably to forego the receipt of cash compensation and in lieu thereof to have the Company credit an equal value of deferred shares to an account payable to the participant. All deferred shares shall be 100% vested upon grant, unless an Agreement specifically provides to the contrary.

The Company or, if the Company has established a trust for this purpose the trustees, shall distribute a participant’s deferred shares and deferred earnings in five substantially equal annual installments that are paid before the last day of each of the five fiscal years of the Company that end after the date on which the participant’s continuous service terminates. The Option Committee may permit participants to elect an alternative payout term and commencement date. Any distribution of common stock will include earnings that accrued after the date the participant’s account was initially credited with deferred shares (with cash dividends being converted into deferred shares at the end of each fiscal year).
A participant may not assign his or her claim to deferred shares and associated earnings during his or her lifetime. A participant’s right to deferred shares and associated earnings all times constitute an unsecured promise of the Company to pay benefits as they come due. Neither the participant nor his or her beneficiary have any claim against or rights in any specific assets or other fund of the Company.
The Company may establish a grantor trust and contribute common stock to the trust for the purpose of paying benefits under the Incentive Stock Plan. The establishment of a grantor trust shall not affect the status of the Incentive Stock Plan as an unfunded promise to pay benefits in the future and the status of Incentive Stock Plan participants as general unsecured creditors of the Company. To the extent common stock is held in a grantor trust, it shall be voted by the trustee of such trust in a manner directed by the Board of Directors and, in the absence of direction, the shares shall be voted in the discretion of the trustee.
Restricted Share Awards. The Option Committee has the discretion to select directors, officers, and employees, including members of the Option Committee, who will receive discretionary restricted share awards. The Option Committee has the discretion to make future grants of awards to directors, officers and other key employees, and may make grants in connection with canceling stock options that are out-of-the-money. Such restricted shares are subject to all applicable terms of the Incentive Stock Plan and may be subject to any other terms that are not inconsistent with the Incentive Stock Plan. Unless an alternative vesting schedule is provided in an agreement granting an award, restricted stock will vest as follows: (i) 25% on the first anniversary of the award of restricted shares; and (ii) 25% on each successive anniversary for 3 years. Currently, the Option Committee makes awards of restricted shares that vest as follows: (a) 50% on the six-month anniversary following the date of grant, and (b) 50% on the twelve-month anniversary. Upon a participant’s death, disability or retirement after age 65, or pursuant to a change in control, all outstanding awards shall become fully exercisable notwithstanding any other provisions of the Incentive Stock Plan or any agreement granting an award. Shares of common stock underlying a restricted share award are not issued to the recipient of the award until the shares become vested. Accordingly, until such vesting, the holder of the restricted share award will not have any voting, dividend or other rights arising from those shares. All awards under the Incentive Stock Plan, unless previously vested, will be terminated and void, upon the date of a participant’s termination for just cause, termination of a participant’s continuous service, or if the participant engages in any detrimental activity.
Effect of Dissolution and Related Transactions. Upon the earlier of a change in control or the execution of an agreement to effect a change in control, all outstanding awards become fully vested. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets (any of the foregoing to be referred to herein as a “transaction”), all deferred shares and all outstanding restricted shares shall be equitably adjusted for any change or exchange of shares for a different number or kind of shares or other securities which results from the transaction.

Duration of Incentive Stock Plan and Awards. The Incentive Stock Plan has a ten-year term that began in 2001 but may be terminated at any time the Option Committee. No award may be granted under the Incentive Stock Plan once its term expires or is terminated. The term of each award granted under the Incentive Stock Plan shall be established by the Option Committee, but shall not exceed ten years. The expiration of the Incentive Stock Plan, or its termination by the Option Committee, will not affect any award then outstanding.
Modification of Awards. At any time, and from time to time, the Board of Directors may authorize the Option Committee to direct execution of an instrument providing for the modification of any outstanding award, provided no such modification shall confer on the holder of said award any right or benefit which could not be conferred on him by the grant of a new award at such time, or impair the award without his or her consent.
Amendment and Termination of the Incentive Stock Plan. The Board of Directors may from time to time amend the terms of the Incentive Stock Plan and, with respect to any shares at the time not subject to outstanding awards, suspend or terminate the Incentive Stock Plan. No amendment, suspension or termination of the Incentive Stock Plan will, without the consent of any affected holders of an award, alter or impair any rights or obligations under any award theretofore granted.
Financial Effects of Awards. The Company will receive no monetary consideration for the granting of awards under the Incentive Stock Plan. It will receive no monetary consideration upon the distribution of common stock satisfying deferred shares or restricted share awards. The granting of deferred shares or restricted shares will require charges to the Company’s income in an amount equal to the fair market value, on the date of award, of the shares of common stock credited pursuant to the deferred share award or the restricted share award, with this amount being amortized over the expected vesting period for the award.

PROPOSAL VII — RATIFICATION OF THE INCENTIVE COMPENSATION PLAN

We are seeking stockholder ratification of our Incentive Compensation Plan (the “Incentive Compensation Plan”) to maintain its continued compliance with Section 162(m) of the Internal Revenue Code.
Background
The Company established the Incentive Compensation Plan in 1997 to attract and retain the best available personnel for positions of substantial responsibility within the Company and to provide additional incentives to employees of the Company in the event the Company achieves certain financial performance goals indicative of its profitability and stability. The Incentive Compensation Plan is unfunded and benefits are payable only in the form of cash from the Company’s general assets.
Purpose and Effect
The purpose of the ratification of our Incentive Compensation Plan (the “Incentive Compensation Plan”) is to maintain its compliance with Section 162(m) of the Code. Stockholder approval will allow performance based bonuses paid under the plan to continue to qualify for an exemption from the deduction limitations imposed by Section 162(m). Section 162(m) generally prohibits a publicly traded company from deducting certain executive compensation in excess of $1,000,000 per year unless, among other things, the compensation is paid under a stockholder-approved plan containing objective performance criteria. Section 162(m)

and related regulations also require that stockholders re-approve the material terms of the performance criteria every five years in order to continue to qualify for the exemption if the Compensation Committee has the authority to change performance standards. The Company will not be able to take the excess deduction without stockholder approval.
Required Vote and Board of Directors Recommendation
The affirmative vote of a majority of the outstanding shares of Common Stock is required for ratification. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. A failure to vote, abstention, or broker non-vote with respect to the ratification will have the effect of a vote against the ratification.
The Board of Directors recommends a vote “FOR” the ratification of the Incentive Compensation Plan for purposes of maintaining its eligibility under Section 162(m).
Information About the Incentive Compensation Plan
Administration. The Incentive Compensation Plan is administered by the Compensation Committee. Among other things, the Compensation Committee is responsible for (i) interpreting, applying, and administering the Incentive Compensation Plan and resolving all questions thereunder, (ii) establishing rules and procedures under the Incentive Compensation Plan, (iii) retaining agents to assist with the Incentive Compensation Plan, (iv) preparing and filing required documents in connection with the Incentive Compensation Plan, (v) complying with all legal requirements regarding the Incentive Compensation Plan, and (vi) performing all functions assigned under the Incentive Compensation Plan.
Eligibility to Participate. The Compensation Committee decides, from year to year, which employees of the Company are eligible to participate in the Incentive Compensation Plan. The Compensation Committee makes such determination on the last day of the plan year. Directors who are not employees may not participate in the Incentive Compensation Plan.
Bonuses. The Compensation Committee determines the bonuses payable to eligible employees in accordance with an adoption agreement. If necessary, the Compensation Committee may proportionately reduce the bonuses paid pursuant to the Incentive Compensation Plan to ensure that the Flagstar Bank’s, the wholly-owned subsidiary of the Company, status as a well capitalized institution is not jeopardized. Bonuses payable under the Incentive Compensation Plan are subject to revocation, prior to receipt, upon discharge for cause or where cause is found after termination of service.
Calculation of Bonuses. Each employee who is eligible to receive a bonus at the end of a plan year will receive a bonus equal to a specified percentage of his or her base salary adjusted by a mathematical formula which reflects aspects of the Company’s results for that year. However, the Compensation Committee may, in its discretion, by resolution adopted before the first day of any plan year, change said percentage.
For 2005, the Incentive Compensation Plan provides for bonuses to be tied to the following performance criteria: Return on Average Equity, Net Interest Margin, Efficiency Ratio, Asset Growth, Gain on Sale Margins, and Deposit Growth, and Mortgage Origination Volume.
Source of Bonuses. While the Company pays bonuses out of its general assets, it is not required to segregate any assets for the payment of bonuses. Employees entitled to payment under the terms of the Incentive Compensation Plan do not have any claim, right, security interest or other interest in any fund, trust, account, insurance contract or asset of the Company. The right to payment under the Incentive Compensation Plan is limited to that of a recipient of an unfunded, unsecured promise to pay amounts in the future and the employee’s or other person’s position with respect to such amounts shall be that of a general unsecured creditor.
Amendment and Termination. The Company has the right to terminate or amend the Incentive Compensation Plan at any time, in any manner, and for any reason. No termination or amendment may adversely affect an employee’s or beneficiary’s rights with respect to any benefits accrued as of the date thereof.

MEETINGS AND COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

The Board of Directors generally meets on a monthly basis, or as needed. During the year ended December 31, 2004, the Company’s Board of Directors met 12 times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board during 2004, and (ii) the total number of meetings held by all committees of the Board on which that director served.
The Company does not have a policy regarding director attendance at the annual meeting of stockholders, but the Company encourages directors to attend every annual meeting. Seven out of eleven of the Company’s directors attended the annual meeting of stockholders held on May 5, 2004.
Nominating/ Corporate Governance Committee
During 2004, the Company’s Nominating/ Corporate Governance Committee consisted of directors Michael Lucci, Sr., James D. Coleman, and Charles Bazzy. The Nominating/ Corporate Governance Committee met two times in 2004. A copy of the Nominating/ Corporate Governance Committee Charter is available on the Company’s website, www.flagstar.com, or in print upon written request to Matthew I. Roslin, 5151 Corporate Drive, Troy, Michigan 48098.
While the Nominating/ Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in “Stockholder Proposals” on page 31. The Nominating/ Corporate Governance Committee will consider all directors candidates properly submitted by Company stockholders in accordance with the Company’s Restated Articles of Incorporation, Bylaws and Corporate Governance Guidelines.
Among other things, the Nominating/ Corporate Governance Committee is responsible for reviewing with the Board annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by the Company’s stockholders and reviewing and assessing the adequacy of the Company’s policies and practices on corporate governance, including the Corporate Governance Guidelines which may be found on our website at www.flagstar.com. Also, the Corporate Governance Guidelines are available in print upon written request to Matthew I. Roslin, 5151 Corporate Drive, Troy, Michigan 48098.
In considering director nominees, the Nominating/ Corporate Governance Committee has not used third party search firms to assist in this purpose. The general criteria for nomination to the Board set forth the traits, abilities and experience that, at a minimum, the Board looks for in determining candidates for election to the Board.

•	Directors should possess personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders and other constituencies.

•	Directors should have reputations, both personal and professional, consistent with the image and reputation of the Company.

•	Each director should have relevant experience and expertise and be able to add value and offer advice and guidance to the Chief Executive Officer based on that experience and expertise.

•	Other important factors to be considered in seeking directors include current knowledge and contacts in the Company’s industry and other industries relevant to the Company’s business, ability to work with others as an effective group and ability to commit adequate time as a director.

•	A substantial majority of directors on the Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent the interests of the Company’s shareholders and other constituencies.

•	Each director should have the ability to exercise sound business judgment.

•	Directors should be selected so that the Board of Directors is a diverse body reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.
The Nominating/ Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the annual meeting of stockholders. The Board is responsible for making interim appointments of directors in accordance with the Company’s Restated Articles of Incorporation and Bylaws.
Compensation Committee
During 2004, the Company’s Compensation Committee consisted of directors James D. Coleman and Frank D’Angelo. The Compensation Committee met six times in 2004. The Compensation Committee meets periodically to establish policies that govern executive compensation and to recommend to the Board components and structure of the compensation plans for executive officers of the Company. A copy of the Compensation Committee’s charter may be found on our website at www.flagstar.com. Also, the Compensation Committee’s charter is available in print upon written request to Matthew I. Roslin, 5151 Corporate Drive, Troy, Michigan 48098.
Audit Committee
During 2004, the Company’s Audit Committee consisted of directors Charles Bazzy, Richard S. Elsea, and Robert DeWitt. The Audit Committee met eight times in 2004. The Board has determined that Charles Bazzy qualifies as a Company “audit committee financial expert,” as defined by the rules and regulations of the SEC. Further, the Board certifies that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined pursuant to the rules of the NYSE.
The Audit Committee is responsible for reviewing the Company’s audit programs and the activity of the Company’s wholly-owned subsidiary, Flagstar Bank, fsb. The committee oversaw the quarterly regulatory reporting process, oversaw the internal compliance audits as necessary, received and reviewed the results of each external audit, reviewed management’s responses to auditors’ recommendations, and reviewed manage-

ment’s reports on cases of financial misconduct by employees, officers or directors. The amended and restated charter for the Audit Committee may be found on our website at www.flagstar.com, Also, the amended and restated charter for the Audit Committee is available in print upon written request to Matthew I. Roslin, 5151 Corporate Drive, Troy, Michigan 48098.
The Audit Committee has adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent auditor and confirm that such services do not impair the auditor’s independence. Among other things, the Pre-Approval policy provides that unless a service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2004, all of the Audit Fees and All Other Fees were approved by the Audit Committee.
Executive Sessions of Non-Management Directors
All Company non-management directors meet in executive session at least four times per year. The Board will annually designate the lead non-management director, or Lead Director, to chair the executive sessions. In 2004 and 2005, Charles Bazzy has been designated the Lead Director.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to actions the employees, officers and directors of the Company. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code of Conduct may be found on our website at www.flagstar.com Also, the Code of Conduct is available in print upon written request to Matthew I. Roslin, 5151 Corporate Drive, Troy, Michigan 48098.
Director Compensation
Non-Employee directors received a monthly fee of $1,600 for attendance at each board meeting.
All directors are eligible to participate in the Option Plan and the Stock Incentive Plan.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

1.	Reviewed and discussed the audited financial statements with management;

2.	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

3.	Reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s “Standard number 1”, and discussed with the independent auditors any relationships that may impact the auditor’s objectivity and independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.
Members of the Audit Committee:

/s/ Charles Bazzy Charles Bazzy Director Flagstar Bancorp, Inc.	/s/ Robert W. DeWitt Robert W. De Witt Director Flagstar Bancorp, Inc.	/s/ Richard S. Elsea Richard S. Elsea Director Flagstar Bancorp, Inc.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

The following tables set forth information with respect to the compensation paid or accrued by the Company during the last three years ended December 31, 2004, to or on behalf of each executive officer, in all capacities in which they served:

SUMMARY COMPENSATION TABLE

				Value of		Value of
		Salary	Incentive	Stock Options		Stock Grants
Name and Principal Position(s)	Year	(1)(2)	Compensation	Issued(3)		Issued(4)

Thomas J. Hammond	2004	$750,000	$1,332,000	$832,500	(5)	$1,165,500
Chairman of the Board	2003	405,308	2,000,000	749,835		665,480
	2002	364,000	1,329,605	475,992		475,992
Mark T. Hammond	2004	756,756	1,776,000	888,000	(5)	888,000
Vice Chairman and Chief	2003	720,720	2,500,000	870,861		799,590
Executive Officer	2002	628,781	1,385,651	870,861		544,004
and President
Michael W. Carrie	2004	383,029	249,750	124,875	(5)	124,875
Executive Director,	2003	336,185	355,000	163,932		94,960
Chief Financial Officer,	2002	271,076	181,333	163,932		67,993
and Treasurer
Kirstin A. Hammond	2004	333,801	166,500	83,250	(5)	83,250
Executive Director	2003	292,995	250,000	109,260		52,740
	2002	229,892	136,000	109,260		45,342
Robert O. Rondeau, Jr.	2004	308,296	166,500	83,250	(5)	83,250
Executive Director	2003	273,316	250,000	109,260		52,740
	2002	216,807	136,000	109,260		45,342

(1)	Does not include 401k matching contributions, car allowance, car usage, country club dues, and miscellaneous other. The amount of such benefits in 2004, 2003 and 2002 received by the named executive officers did not exceed the lesser of $50,000 or 10% of the respective executive’s annual salary and bonus.

(2)	In 2003, the Company discontinued its split dollar life insurance benefit for its executives. In dissolving the program, the individual executive was issued the policy and the Company’s basis in the policy was included in the distribution. The Company distributed to Thomas J Hammond, Mark T. Hammond, Michael W. Carrie, Kirstin A. Hammond, and Robert O. Rondeau, Jr., totaled $1,114,791, $477,272, $509,670, $171,532, and $137,224, respectively.

(3)	The stock options issued to each executive were delivered as part of the Incentive Compensation Plan. The options have a staggered four-year vesting with 25% of the options vesting each year.

(4)	The stock grants issued in 2004 were delivered with a one-year vesting. Fifty percent of the grants vest after six months.

(5)	The stock options granted in 2004 were issued subject to the stockholder approval of Proposal IV.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company’s Option Plan to the persons named in the Summary Compensation Table set forth above.

				% of Total
			Number of	Options		Grant Date
			Options	Granted in	Exercise Price	Present
	Year		Granted(a)	Year Granted	($ per share)	Value(b)

Thomas J. Hammond	2004	(c)	125,566	32.5%	$20.73	$1,165,500
	2003		—	—	—	—
	2002		249,946	12.2	12.27	749,823
Mark T. Hammond	2004	(c)	133,937	34.7	20.73	888,000
	2003		145,144	55.1	22.68	870,864
	2002		290,288	14.1	12.27	870,864
Michael W. Carrie	2004	(c)	18,835	4.9	20.73	124,875
	2003		27,322	10.4	22.68	163,932
	2002		54,644	2.7	12.27	163,932
Kirstin A. Hammond	2004	(c)	12,557	3.3	20.73	83,250
	2003		18,120	6.9	22.68	109,260
	2002		36,420	1.8	12.27	109,260
	2002		40,000	2.0	11.80	182,600
Robert O. Rondeau, Jr.	2004	(c)	12,557	3.3	20.73	83,250
	2003		18,120	6.9	22.68	109,260
	2002		36,420	1.8	12.27	109,260
	2002		40,000	2.0	11.80	182,600

(a)	Options granted under the Option Plan are both incentive and non-incentive stock options (as defined by applicable provisions of the Internal Revenue Code of 1986, as amended) with an exercise price equal to the fair market value at the time of issuance. All options issued under the Plan vest over a period of years from the grant date.

(b)	Represents the present value of the option at the date of grant as determined using the Black-Scholes option pricing model. In calculating the present value of the options granted, the following assumptions were utilized: (i) the continuously compounded risk-free rate of return expressed on a weighted average annual basis was 3.2%, 4.1%, and 6.2%, (ii) expected volatility of the underlying Common Stock was 28.3%, 44.3%, and 50.0%; (iii) expected lives of the options granted were 5 years; and (iv) dividends on the underlying Common Stock increased at an annual rate of 4.9%. These assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

(c)	The stock options granted in 2004 were issued subject to the stockholder approval of Proposal IV.

Year-end stock option values
The following table sets forth information concerning the amount of stock options held by the named executive officers at December 31, 2004 and their value at that date.

	Unexercised	Value of Unexercised
	Options	Options(1)
Name	(Vested/Not Vested)	(Vested/Not Vested)

Thomas J. Hammond	1,211,446/99,000	$19,173,352/$1,741,410
Mark T. Hammond	818,794/831,864	13,418,231/9,230,202
Michael W. Carrie	36,242/108,606	384,993/960,443
Kirstin A. Hammond	16,386/76,776	172,690/694,696
Robert O. Rondeau, Jr.	30,329/76,776	361,468/694,696

(1)	Represents the difference between the fair value of the options underlying the Common Stock at year-end and the exercise price of the options.
Employment Agreements
In 1997, the Company entered into separate employment agreements pursuant to which Thomas J. Hammond serves as Chairman, Mark T. Hammond serves as President and Chief Executive Officer, and Michael W. Carrie serves as Executive Director and Chief Financial Officer. In 2001, the Company entered into employment agreements pursuant to which Robert O. Rondeau, Jr. and Kirstin A. Hammond serve as Executive Director. In such capacities, the above mentioned senior executives are responsible for overseeing all operations of the Company and for implementing the policies adopted by the Board of Directors of the Company. All such employment agreements are referred to herein collectively as the “Employment Agreements” and all persons who have entered into such Employment Agreements are referred to herein as the “Employees.”
The Board of Directors of the Company each believe that the Employment Agreements assure fair treatment of the Employees in relation to their career, providing them with a limited form of financial security while committing such persons to future employment for the term of their respective agreements. In the event that any Employee prevails over the Company in a legal dispute as to an Employment Agreement, he or she will be reimbursed for his or her legal and other expenses.
The terms of the agreements are three years. The agreements provide for an annual base salary. On each anniversary date from the date of commencement of the Employment Agreements, the term of the Employee’s employment under the Employment Agreements will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation, and sick leave.
The Employment Agreements terminate upon the Employee’s death or disability, and are terminable by the Company for “just cause” as defined in the Employment Agreements. In the event of termination for just cause, no severance benefits are available. If the Company terminates the Employee without just cause, the

Employment Agreements (cont’d)
Employee will be entitled to a continuation of his or her salary and benefits from the date of termination through the remaining term of such Employee’s Employment Agreement, plus an additional 12-month period, and, at the Employee’s election, either cash in an amount equal to the cost to the Employee of obtaining health, life, disability, and other benefits which the Employee would have been eligible to participate in through the Employment Agreement’s expiration date or continued participation in such benefit plans through the agreement’s expiration date, provided the Employee continued to qualify for participation therein. If the Employment Agreements are terminated due to the Employee’s “disability” (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his or her salary and benefits for up to 180 days following such termination. In the event of the Employee’s death during the term of the Employment Agreement, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee’s death occurred. The Employee is able to terminate voluntarily his or her Employment Agreement by providing 90 days’ written notice to the Board of Directors, in which case the Employee is entitled to receive only his or her compensation, vested rights and benefits up to the date of termination.
The Employment Agreements contain provisions stating that in the event of the Employee’s involuntary termination of employment in connection with, or within one year after, any change in control of the Company, other than for “just cause,” the Employee will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the Employee receives on account of the change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of the Company’s voting stock, the control of the election of a majority of the Company’s directors, or the exercise of a controlling influence over the management or policies of the Company. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Company at the beginning of such period cease to constitute at least a majority of the Board of Directors of the Company. The amount determined using the foregoing formula would also be paid (a) in the event of an Employee’s involuntary termination of employment within 30 days following a change in control, or (b) in the event of the Employee’s voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by the Employee, including (i) the requirement that the Employee perform his or her principal executive functions more than 50 miles from his or her primary office, (ii) a reduction in the Employee’s base compensation as then in effect, (iii) the failure of the Company to continue to provide the Employee with contractual compensation and benefits, including material vacation, fringe benefits, stock option and retirement plans, (iv) the assignment to the Employee of duties and responsibilities which are other than those normally associated with his or her position with the Company, (v) a material reduction in the Employee’s authority and responsibility, and (vi) in the case of an employee who is also a director, the failure to re-elect the Employee to the Company’s Board of Directors. The aggregate payments that would be made to Messrs. Thomas J. Hammond, Mark T. Hammond, Carrie, and Rondeau and Mrs. Hammond, assuming termination of employment, other than for just cause, within one year of the change in control at January 1, 2005, would be approximately as follows: Mr. Thomas J. Hammond — $14.8 million; Mr. Mark T. Hammond — $15.8 million; Mr. Carrie — $3.4 million; Mrs. Kirstin Hammond — $1.9 million; Mr. Robert O. Rondeau, Jr. — $1.8 million.

Employee Stock Acquisition Plan
The Company has implemented the Flagstar Bancorp, Inc. 1997 Employee Stock Acquisition Plan (“Purchase Plan”), the purpose of which is to encourage broad-based ownership by employees of the Company and, as a result, to provide an incentive for employees at all levels to contribute to the profitability and success of the Company. The Purchase Plan enables the Company to offer a convenient means for the employees who might not otherwise own Common Stock to purchase and hold the Common Stock, and through the partial refund feature of the Purchase Plan, to provide a meaningful inducement to participate.
The Purchase Plan is administered by the Board of Directors. All employees of the Company, its subsidiaries or affiliates who work 20 hours per week or more with at least 12 months of continuous employment and all directors are eligible to participate.
Under the Purchase Plan, eligible participants are to purchase from any third party and on the open market shares of the Common Stock and, upon providing evidence of the purchase to the Company, the employees would receive a payment from the Company equal to 15% of the full price of the shares. Reimbursement for total purchases in any one year is limited to 7% of the employee’s gross income from the Company in the prior calendar year. Costs related to the sale of such shares are borne by the individuals. Participants must sign a statement acknowledging that they are aware of the condition of the Purchase Plan that the shares purchased may not be sold for a period of one year.
Participants are entitled, with respect to Common Stock acquired under the Purchase Plan, to the same rights and distributions as are other holders of the Common Stock. The Purchase Plan was not designed to comply with the requirements of Section 423 of the Code with respect to “employee stock purchase plans.” As a result, participants in the Purchase Plan are taxed for federal income tax purposes in the year the refund is received by them. Costs incurred by the Company pursuant to the Purchase Plan are deductible as an expense by the Company. During 2004, the Company paid out $89,000 pursuant to this plan.
Incentive Compensation Plan
The Company has also implemented the Flagstar Bancorp, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) which is unfunded and as to which benefits are payable only in the form of cash from the Company’s general assets. The purposes of the Incentive Compensation Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to employees of the Company in the event the Company achieves certain financial performance goals indicative of its profitability and stability.
The Incentive Compensation Plan is administered by the Company’s Compensation Committee. The Compensation Committee decides, from year to year, which employees of the Company are eligible to participate in the Incentive Compensation Plan and the size of the bonus pool. Directors who are not employees may not participate in the Incentive Compensation Plan.
Each employee who is eligible to receive a bonus at the end of a plan year will receive a bonus equal to a predetermined amount adjusted by a mathematical formula that reflects aspects of the Company’s results for that year. The aggregate amount of bonuses payable for any plan year will be proportionately reduced to the extent that the payment would cause the Bank to cease to be a “well-capitalized” institution. For 2004, the Incentive Compensation Plan provided for bonuses to be tied to return on equity, deposit growth, asset growth, net interest margin, and the volume of loan originations. In 2005, the Incentive Compensation Plan

Incentive Compensation Plan (cont’d)
will utilize the results from return on average equity, net interest margin, loan production, deposit growth, non-performing assets, gain on loan sale spread, and efficiency ratio to calculate the incentive payments.
Deferred Compensation Plan
The Company maintains a 401(k) plan for its employees. Under the plan, eligible employees may contribute up to 60% of their annual compensation up to a maximum of $13,000 annually. The Company currently provides a matching contribution up to 3% of an employee’s annual compensation up to a maximum of $6,150. Participants that meet certain criteria are able to catch-up their contributions up to a maximum of $16,000 annually. The Company’s contributions vest at a rate such that an employee is fully vested after five years of service. The Company’s contributions to the plan for the years ended December 31, 2004, 2003, and 2002 were approximately $3.2 million, $3.5 million, and $3.1 million, respectively. The Company may also make discretionary contributions to the plan; however, none has been made.
In 2003 and 2002, the Company offered a deferred compensation plan to employees. The deferred compensation plan allowed employees to defer up to 80% of their annual compensation and directors to defer all of their compensation. Funds deferred remain the property of the Company. The Company has invested $9.3 million in Company Owned Life Insurance (“COLI”) in order to offset its liability in its deferred compensation program. At December 31, 2004, the Company had a deferred liability to the participants of the compensation plan totaling $9.4 million. The Company did not accept any contributions to the plan in 2004 and plans to terminate this plan in the first quarter of 2005.
Whole Life Insurance Policy
The Company has paid the premiums of variable whole life insurance policies that were available to all officers of the Company. The beneficiary of each such policy was the estate of the officer, except that the Company was the beneficiary to the extent of all premiums paid by the Company for such policy.
In 2003, the Company ceased to offer this benefit to its officer employee group. The Company collapsed its portion of the equity-vested position in the policies by giving the policies to the insured employee. The distribution was treated as a taxable event for each officer employee.

REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy
The Company’s executive officers are also executive officers of the Bank and are compensated by the Bank not the Company. However, the responsibility for setting policies that govern executive compensation, and for recommending the components and structure of the compensation plans for executive officers of the Company rests with the Company’s Compensation Committee (the “Committee”). During 2004, the Committee was comprised of Directors James D. Coleman and Frank D’Angelo.
Under the direction of the Committee, the Company has developed and implemented compensation policies and plans that embody a pay-for-performance philosophy. The policies and plans encourage achievement of objectives as formulated by the Company’s Board of Directors and its committees and reward exceptional performance as determined by the Committee. In the opinion of the Committee, this approach strengthens the Company’s long-term performance by making the goals and objectives of executive management congruent with those of the Company and its stockholders. The Committee also believes that competitive executive compensation and the structure of the Company’s compensation plans are essential to the Company’s desire to attract and retain qualified management. For 2004, the Committee considered and determined the compensation for each of the executive officers stated above. In 2002, 2003, and 2004, the Committee utilized the services of Clark Consulting as a consultant in determining appropriate compensation levels for the executive officers.
Executive Compensation Programs
Within this overall purpose, the Committee has determined that the Company’s executive compensation program should have the following primary components: base salary; cash bonuses under the stockholder-approved incentive compensation plan; long-term incentive compensation in the form of stock option awards under the stockholder-approved Option Plan and restricted stock awards under the stockholder-approved Stock Incentive Plan and other competitive benefits. Base and incentive compensation for executive officers depends primarily on regional and national surveys of compensation paid to executive officers of other savings and loan holding companies, commercial banks and mortgage lending institutions similar in size, market capitalization, scope of operations and other characteristics, as well as the Company’s operating results.
Base Compensation. The Committee has determined that the base compensation for the Company’s executive officers should be based primarily on the salaries paid to executives having comparable responsibilities at other similar institutions. A primary, but not the sole, source of information upon which the base compensation of executive officers is based are available surveys of compensation paid to executives performing similar functions at other financial institutions and/or mortgage banking companies. In setting base salaries, the Committee also considers other qualitative factors such as the overall performance of the Company and the personal performance and effectiveness of each officer.
Incentive Compensation. The Company has adopted the Incentive Compensation Plan, which relies on the specific performance of the Company each year compared with certain benchmark performance levels. For 2005, the performance goals will entail certain achievements required in the areas of returns on equity, the interest margin, deposit growth, and loan origination volume, asset growth, and our efficiency ratio. Incentive compensation under the Incentive Compensation Plan is issued in the form of cash, the amount of which is generally based upon a mathematical formula.

Long-Term Incentive Compensation. The Compensation Committee believes that the grant of stock options encourages the Company’s executives to focus on managing the Company from the perspective of an equity owner. The Company has therefore adopted two plans that enable employees and officers to develop an equity interest in Flagstar, the most significant of which for senior officers are the Option Plan and the Stock Incentive Plan.
Stock options have been granted under the Option Plan to senior and mid-level executives, the amounts and terms of which were determined by the Option Committee. The number of options granted was based on criteria that included consideration for the officer’s responsibility, performance and salary level. The value of these options, which become exercisable after a prescribed vesting period are issued for a ten year term including the vesting period.
In addition, in June 2000, the Company’s Board of Directors adopted the Stock Incentive Plan. This plan allows the distribution of stock as compensation to the employee or director. The distributed stock is issued after an initial vesting period and the employee is taxed on the distribution at the then fair market value.
Other Benefits. In addition to the foregoing, the Company provides medical, dental and life insurance and defined contribution pension plan qualifying under Sections 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended to senior executives that are generally available to all Company employees, and other perquisites that are comparable to standards within the financial institutions industry.
Compensation of the Chief Executive Officer
As Chief Executive Officer, Mark T. Hammond’s base salary is reviewed annually by the Committee, in consultation with Clark Consulting, and in accordance with the procedures and policies described above. Since the Company’s executive compensation plans discussed previously are for the most part linked to the Company’s performance compared with the peer group and subject to formula calculation, his participation in these plans is determined in the same general manner as are the other executive officers.
The Committee believes that Mr. Hammond’s total compensation for 2004 appropriately reflected his contribution to the Company’s financial results.
COMPENSATION COMMITTEE
/s/ James D. Coleman,
James D. Coleman,
Chairman
Director
Flagstar Bancorp, Inc.
/s/ Frank D’Angelo
Frank D’Angelo
Member
Director
Flagstar Bancorp, Inc.

Option and Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company reviews the compensation of the executive officers and, in 2004, was comprised of James D. Coleman and Frank D’Angelo.
No member of the Option and Compensation Committee engaged in transactions with the Company or any subsidiary involving more than $60,000 during the year ended December 31, 2004, or otherwise rendered services to the Company through a law firm or investment banking firm.
No executive officer of the Company, at any time during 2004, also served on a compensation committee or otherwise as a director of another company whose executive officer served on the Company’s Compensation Committee or as a director of the Company.

Cumulative Stock Performance Graph

The graph and table that follow show the cumulative return on the Common Stock since December 31, 1999. This return is compared in the table and graph with the cumulative return over the same period with the following four indices: (1) the Nasdaq Financial 100 Index (2) the Nasdaq Bank Index, (3) the S&P Small Cap 600 Index, and (4) the Russell 2000 Index. The graph and table were prepared assuming that $100 was invested on December 31, 1999 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the four indices equals the total increase in value since December 31, 1999. No reinvestment of dividends has been assumed due to immaterial amounts paid. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.
CUMULATIVE TOTAL STOCKHOLDER RETURN
COMPARED WITH PERFORMANCE OF SELECTED INDICES
DECEMBER 31, 1998 THROUGH DECEMBER 31, 2004

	Dec-99	Jun-2000	Dec-2000	Jun-2001	Dec-2001	Jun-2002	Dec-2002	Jun-2003	Dec-2003	Jun-2004	Dec-2004
Nasdaq Financial	100	75	72	77	71	63	57	75	98	76	85
Nasdaq Bank	100	89	115	125	126	142	132	145	171	172	190
S&P Small Cap	100	107	111	117	117	117	99	112	136	139	164
Russell 2000	100	102	96	102	97	92	76	89	110	117	129
FBC	100	47	145	121	175	302	282	638	559	519	590

Certain Transactions

The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. The following business transactions were conducted in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

•	Mr. Michael Lucci, Sr. is a member of the board of directors.

Mr. Lucci’s daughter-in-law, Rebecca Lucci, is a Senior Vice President in the Human Resources department of the Company.

•	Mr. Richard Elsea is a member of the Company’s Board of Directors and the Company’s Audit Committee. Mr. Elsea is the owner of John Adams Mortgage Company, a mortgage origination firm that sells mortgage loans to the Company.

John Adams Mortgage sold $2.9 million in mortgage loans to the Company during 2004.

•	Mr. John Kersten served as a member of the Bank’s Board of Directors during 2004. Mr. Kersten is the owner of Cambridge Mortgage Company, a correspondent of the Company.

Cambridge Mortgage sold $162.2 million in mortgage loans to the Company during 2004.

Cambridge Mortgage is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Cambridge Mortgage has an approved line of credit of $20.5 million at December 31, 2004. The average amount outstanding during 2004 was $5.2 million, with a high balance of $10.8 million and a balance at December 31, 2004, of $6.4 million. During 2004, Cambridge utilized this line 1,324 times. Mr. Kersten has personally guaranteed this line of credit.

Mr. Kersten and Town and Country Real Estate Company are also joint guarantors on a $600,000 commercial line of credit that had an outstanding balance through November 11, 2004 of $599,730. The loan was paid in full at December 31, 2004.

•	Mr. Robert O. Rondeau, Jr. is an Executive Director of the Company. During 2004, the Company engaged in certain transaction with Select Financial, a Rhode Island mortgage company owned by Robert and Marie Rondeau, the parents of Mr. Rondeau.

Select Financial is a correspondent of the Company and sold $74.0 million in mortgage loans to the Company during 2004.

Select Financial is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Select Financial has an approved line of credit of $10.3 million at December 31, 2004. The average amount outstanding during 2004 was $1.5 million, with a high balance of $5.0 million and a balance at December 31, 2004, of $0.9 million. During 2004, Select Financial utilized this line 409 times. Robert and Marie Rondeau have personally guaranteed this line of credit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that David V. Johnson, a former director of the Company, filed his Form 3 late on February 18, 2004, Richard S. Elsea reported a sale of shares that occurred on April 28, 2004 on a Form 4 filed on June 4, 2004, Charles Bazzy reported a sale of shares that occurred on February 18, 2004 on a Form 4 filed on June 23, 2004, Robert O. Rondeau reported the exercise of stock options that occurred on December 11, 2003 on a Form 4 filed on June 24, 2004, and Thomas J. Hammond, Mark T. Hammond, Michael W. Carrie, Kirstin A. Hammond, Robert O. Rondeau, Charles Bazzy, James D. Coleman, Richard S. Elsea, John R. Kersten, a former director of the Company, C. Michael Kojaian, a former director of the Company, and David V. Johnson, reported a grant of stock options that occurred on March 18, 2003 on a Form 5 filed on February 13, 2004, and Michael Lucci, Sr. reported two purchases of shares that occurred on October 20, 2004 on a Form 5 filed on February 14, 2004. The Company believes that all other transactions that occurred during the year ended December 31, 2004 were satisfactorily reported.

Independent Auditors

Grant Thornton LLP served as the Company’s independent auditors for the year ended December 31, 2004. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.
The Sarbanes-Oxley Act of 2002 requires that the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. The Audit Committee appointed Grant Thornton LLP to serve as the Company’s independent auditors to conduct an audit of the Company’s financial statements for 2005.
     Audit Fees
Aggregate fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements for the year ended December 31, 2004, and the review of financial statements included in the quarterly form 10-Q filed with the Securities and Exchange Commission for that year were $1,118,390. Fees billed in 2003 and 2002 totaled $425,000 and $311,099, respectively.
     Other Fees
All aggregate fees billed for assurance and related services by Grant Thornton LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements for 2004, 2003, and 2002 were $25,000, $37,735 and $173,275, respectively. These services included fees for the audit of our 401k plan and some tax related services in 2002.
The Company’s Audit Committee has concluded that the provision of services covered under the caption Other Fees is compatible with Grant Thornton LLP maintaining its independence. None of the hours expended on Grant Thornton’s engagement to audit the consolidated financial statements for the year ended December 31, 2004, were attributed to work performed by persons other than Grant Thornton’s full-time, permanent employees. No other fees were paid to Grant Thornton during 2004.

Stockholder Proposals

It is anticipated that the Company’s Annual Meeting in 2006 will be held on May 10, 2006 and any stockholder who intends to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to the Company’s principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and it must be received by the Company not later than November 30, 2005. The Company will have discretionary authority to vote proxies on matters at the 2005 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by the Company prior to the deadline provided in the Company’s Bylaws for such matters. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2005 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters

The Board of Directors is not aware of any other business to be presented for action by the stockholders at the 2005 Annual Meeting other than those matters described in this proxy statement and matters incident to the conduct of the 2005 Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.

Miscellaneous

Individuals who have an interest in communicating directly with the Board of Directors or the non-management members of the Board of Directors may do so by directing the communication to the “Board of Directors” or “Lead Director”. The Lead Director is the presiding director for non-management sessions of the Board of Directors. Any communications should be sent to the following address: Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan, 48098.
The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone number without additional compensation.
The Company’s 2004 Annual Report to Stockholders (the “Annual Report”), including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Chief Financial Officer of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli

Mary Kay Ruedisueli
Secretary
Troy, Michigan
April 8, 2005

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Michael W. Carrie, Chief Financial Officer, Flagstar Bancorp, Inc., 5151 Corporate Dr., Troy, Michigan 48098.

FLAGSTAR BANCORP, INC.
5151 Corporate Dr.
Troy, Michigan 48098

REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
MAY 27, 2005

The undersigned hereby constitutes and appoints Mary Kay Ruedisueli and Matthew I. Roslin, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on May 27, 2005 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.

(1)	The election of Directors: Mark T. Hammond, Richard S. Elsea, Michael W. Carrie, James D. Coleman, and Robert O. Rondeau, Jr.

☐	For all nominees listed above	☐	Withhold authority to vote
	(except as marked to the contrary below).		for all nominees listed above.

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’’S NAME BELOW.)

(2)	To amend the Restated Articles of Incorporation to allow an increase in the number of authorized shares of common stock from 80 million shares to 150 million shares, and authorized shares of preferred stock, from 10 million shares to 25 million shares

☐	Yes	☐	No	☐	Withhold authority to vote

(3)	To amend the Restated Articles of Incorporation to allow an increase in the number of directors from 11 to 15

☐	Yes	☐	No	☐	Withhold authority to vote

(4)	To amend the Option Plan to allow an increase in the number of allocated shares

☐	Yes	☐	No	☐	Withhold authority to vote

(5)	To set the maximum number of Incentive option shares available for issuance under the Option Plan

☐	Yes	☐	No	☐	Withhold authority to vote

(6)	To amend the Stock Incentive Plan to allow an increase in the number of allocated shares

☐	Yes	☐	No	☐	Withhold authority to vote

(7)	To ratify the Incentive Compensation Plan

☐	Yes	☐	No	☐	Withhold authority to vote

(8)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2004, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

Date: _____________________

Signature: _____________________

Signature: _____________________

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.